EXHIBIT 99


                      CORNERSTONE REALTY INCOME TRUST, INC.

                              FOR IMMEDIATE RELEASE

          CORNERSTONE TO SELL 16 COMMUNITIES AND REDUCE DEBT UNDER 20%

         RICHMOND, Virginia, February 28, 2000 - Cornerstone Realty Income Trust (NYSE:TCR) today announced that it has contracted to sell 16 communities containing 3,609 apartment homes for approximately $136.5 million. The sale is expected to close within the next 30 days.

         The  sale  will  generate   approximately   $25  million  in  gain  for
Cornerstone, which the Company expects to defer through a 1031 tax-free exchange. The net sale proceeds would initially be used to pay down the Company's existing variable rate line of credit and to fund a previously announced common stock repurchase program. After the sale, Cornerstone's debt to total market capitalization would be less than 20%. In addition, over 70% of the company's total debt will have average maturities exceeding five years and fixed interest rates averaging approximately 7%.

         The sale is part of the Company's strategic decision to sell some of its older assets. Many of these assets are in smaller markets where the company does not have significant market concentration. The sale will remove Cornerstone from the Greenville, SC; Wilmington, NC; Greensboro, NC; Lynchburg, VA and Augusta, GA markets.

         "We believe that this sale will increase shareholder value by capturing the hidden equity in our mature assets and will allow Cornerstone to reinvest the net proceeds in assets with a higher growth potential. The sale provides equity in a challenging capital market environment and significantly reduces our exposure to short term interest rate fluctuations," said Glade M. Knight, Chairman and CEO.

         Certain statements contained herein constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the future results, performance or achievements of the Company to be materially different from any forward-looking statements. Although the Company expects the sale and the other events described above to occur as indicated, they are subject to certain conditions which could delay or change their completion, or result in the sale and other events not occurring at all.

         Cornerstone Realty Income Trust, Inc. is a fully integrated, self-managed and self-advised real estate company that has operated as a REIT since 1993. The Company focuses on the ownership and management of multi-family properties in select markets in Virginia, North Carolina, South Carolina, Georgia and Texas. Currently, the Company currently owns 87 multifamily properties containing 20,965 apartment homes. For additional information please contact Glade M. Knight, Chairman and Chief Executive Officer, S. J. Olander, Executive Vice President and Chief Financial Officer, David S. McKenney, Senior Vice President of Corporate Services or Krissy Gathright, Assistant Vice President of Corporate Services at (804) 643-1761. Further information on Cornerstone may be found on our web site at: HTTP://WWW.CORNERSTONEREIT.COM.
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